EXHIBIT 4.2

FIRST AMENDMENT TO
THE SECOND AMENDED AND RESTATED 1993 STOCK OPTION AND INCENTIVE PLAN FOR OFFICERS, DIRECTORS AND KEY EMPLOYEES OF CENTER TRUST, INC. AND
CT OPERATING PARTNERSHIP, L.P.

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED 1993 STOCK OPTION AND INCENTIVE PLAN FOR OFFICERS, DIRECTORS AND KEY EMPLOYEES OF CENTER TRUST, INC. AND CT OPERATING PARTNERSHIP, L.P. (the “Amendment”), dated as of May 21, 2002, is made and adopted by Center Trust, Inc., a Maryland corporation (the “Company”), subject to approval by the Company’s stockholders. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains The Second Amended and Restated 1993 Stock Option and Incentive Plan for Officers, Directors and Key Employees of Center Trust, Inc. and CT Operating Partnership, L.P. (the “Plan”);

WHEREAS, the Company desires to amend the Plan to, among other things, (i) increase the number of shares of common stock of the Company issuable thereunder, (ii) extend the period of time during which incentive stock options may be granted under the Plan, and (iii) provide that the per share exercise price of options granted under the Plan will not be less than 85% of the Fair Market Value of a share of Common Stock on the date of grant; and

WHEREAS, this Amendment was adopted by the Board of Directors of the Company on May 21, 2002, subject to approval by the Company’s stockholders.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1.  Section 2.1 of the Plan is hereby amended and restated its entirety as follows:

“(a)  The shares of stock subject to Options or Restricted Stock Awards shall be Common Stock, initially shares of the Company’s common stock, par value $.01 per share, as presently constituted, and the aggregate number of such shares which may be issued upon exercise of such options or upon any such awards under the Plan shall not exceed 3,200,000. The shares of Common Stock issuable upon exercise or grant of an Option, or as Restricted Stock, shall be previously authorized but unissued shares.

“(b)  The maximum number of shares which may be subject to Options granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are cancelled continue to be counted against the Award Limit.”

2.  Section 3.4(b) of the Plan is hereby amended and restated its entirety as follows:

“(b)  Upon the selection of a key Employee or HPMI Director to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.”

3.  Section 4.2 of the Plan is hereby amended and restated its entirety as follows:

“The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that such price shall be no less than 85% of the Fair Market Value of a share of Common Stock on the date the Option is granted, and (i) in the case of Incentive Stock Options and Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; (ii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted; and (iii) in the case of Options granted to Independent Directors, such price shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; provided, however, that the price of each share subject to each Option granted to an Independent Directors at any time from the date of the initial public offering of Common Stock through February 9, 1994 pursuant to the first sentence of Section 3.4(d) upon his initial election to the Board shall equal the greater of (i) 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted or (ii) the initial public offering price per share of Common Stock ($18.00 per share).”

4.  The last sentence of Section 9.2 of the Plan is hereby amended and restated its entirety as follows:

“No Option or Restricted Stock award may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events: (a) the expiration of ten years from the date the First Amendment to The Second Amended and Restated 1993 Stock Option and

Incentive Plan for Officers, Directors and Key Employees of Center Trust, Inc. and CT Operating Partnership, L.P. (the “First Amendment”) is adopted by the Board; or (b) the expiration of ten years from the date the First Amendment is approved by the Company’s stockholders.”

5.  The last two sentences of Section 9.4 of the Plan are hereby amended and restated their entirety as follows:

“With respect to Incentive Stock Options granted after the date of the adoption of the First Amendment by the Board, the Plan, as amended by the First Amendment, shall constitute a new plan for purposes of Section 422 of the Code. In the event the First Amendment is not approved by the Company’s stockholders, Incentive Stock Options granted after the date of the Board’s adoption of the First Amendment shall be governed by the provisions of the Plan as it existed immediately prior to the adoption of the First Amendment.”

6.  The following sentence is hereby added at the end of Section 9.5 of the Plan:

“Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Option or Restricted Stock award (or which may be repurchased from the Optionee or Restricted Stockholder of such award within six months after such shares of Common Stock were acquired by the Optionee or Restricted Stockholder from the Company) in order to satisfy the Optionee or Restricted Stockholder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Option or Restricted Stock award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.”

7.  This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

8.  All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

9.  This Amendment shall be interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers duly authorized on this 21st day of May, 2002.

CENTER TRUST, INC., a Maryland corporation.

By:	/s/ EDWARD D. FOX
Name: Edward D. Fox Title: Chairman of the Board and Chief Executive Officer

CT OPERATING PARTNERSHIP, L.P., a California limited partnership.

By: CENTER TRUST, INC., a Maryland corporation, in its capacity as General Partner

By:	/s/ EDWARD D. FOX
Name: Edward D. Fox Title: Chairman of the Board and Chief Executive Officer

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